Rule 424(b)(3)

Registration No. 333-146253

PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS DATED DECEMBER 7, 2007

OF

MAJESCO ENTERTAINMENT COMPANY

RELATING TO RESALES BY SELLING STOCKHOLDERS

OF SHARES OF COMMON STOCK

This Prospectus Supplement supplements the Prospectus included in Form S-3 (No. 333-146253), as amended, dated December 7, 2007 (the “Prospectus”).  This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered by selling stockholders to prospective purchasers along with this Prospectus Supplement.  The information in the following table supercedes in part and supplements the information in the relevant section in the Prospectus.

We are hereby supplementing the prospectus by adding Anthony DaCosta as a selling stockholder and amending the information provided for Anthony DiGiandomenico and MDB Capital Group, LLC as follows:

Name of Selling Stockholder	Number of Shares Owned Prior to Offering(1)	Ownership Percentage Prior to Offering(2)	Number of Shares Being Offered(3)	Number of Shares Owned After Offering(4)	Ownership Percentage After Offering(4)
Anthony DaCosta(8)	21,000	*	21,000	0	0
Anthony DiGiandomenico(8)	233,239	*	233,239	0	0
MDB Capital Group, LLC(8)	523,230	1.82%	523,229	0	0

(8) 401 Wilshire Blvd. – Suite 1020, Santa Monica, California 90401. Mr. Christopher Marlett has sole voting and dispositive power over the shares held by MDB Capital Group, LLC, except for the shares held by Mr. Anthony DiGiandomenico and Mr. Anthony DaCosta, over which Mr. DiGiandomenico and Mr. DaCosta, respectively, have voting and dispositive power. Mr. Marlett disclaims beneficial ownership of the shares held by MDB Capital Group, LLC, Mr. DiGiandomenico and Mr. DaCosta, and Mr. DiGiandomenico and Mr. DaCosta disclaim beneficial ownership of the shares held by MDB Capital Group, LLC. MDB Capital Group, LLC is a member of FINRA; Mr. DiGiandomenico and Mr. Marlett are registered principals and affiliates of MDB Capital Group, LLC, a registered broker-dealer; Mr. DaCosta is an associate of MDB Capital Group, LLC.

The date of this Prospectus Supplement is March 14, 2008.